EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated July 13, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 593 (Closed-End Strategy: Cohen & Steers Master Equity and Income Portfolio, Series 2, Closed-End Strategy: Senior Loan and Limited Duration Portfolio, Series 9, Closed-End Strategy: Cohen & Steers Master Income Portfolio, Series 8 and Closed-End Strategy: Cohen & Steers Master Municipal Income Portfolio-National Series 5) as of July 13, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."



                                                              Grant Thornton LLP

New York, New York
July 13, 2006